Risks Related to Our Financial Condition and Capital Requirements

We currently have no significant product revenues and will need to raise additional capital to operate our business, which may not be available on favorable terms, or at all, and which will have a dilutive effect on our shareholders.

To date, we have generated no significant revenues from product sales and only minimal revenues from research and development services and other fees, other than the milestone payments we received in connection with our license and supply agreement with Pfizer. For the nine months ended September 30, 2011 and the years ended December 31, 2010 and 2009, we had net losses of $27.6 million, $29.0 million and $31.4 million, respectively, primarily as a result of expenses incurred through a combination of research and development activities and expenses supporting those activities, which includes share-based compensation expense. Drug development and commercialization is very capital intensive. Until we receive approval from the FDA and other regulatory authorities for our drug candidates, we cannot generate significant sales from our drugs and will not have product revenues, except for certain regulatory-related milestone payments under the Pfizer Agreement which we expect to earn prior to any sales of taliglucerase alfa. Therefore, until we generate significant sales, we will have to fund all of our operations and capital expenditures from our cash on hand, potential regulatory-related milestone payments under the Pfizer Agreement, other licensing fees and grants and the net proceeds of any equity or debt offerings. Our ability to continue as a going concern is dependent on either gaining regulatory approval or through raising additional capital. There can be no assurance that we will be able to raise the necessary funds if and when needed to finance our ongoing costs. These factors raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern.

We may seek additional financing to implement and fund product development, preclinical studies and clinical trials for the drugs in our pipeline, as well as additional drug candidates and other research and development projects. If we are unable to secure additional financing in the future on acceptable terms, or at all, we may be unable to commence or complete planned preclinical and clinical trials or obtain approval of our drug candidates from the FDA and other regulatory authorities. In addition, we may be forced to reduce or discontinue product development or product licensing, reduce or forego sales and marketing efforts and other commercialization activities or forego attractive business opportunities in order to improve our liquidity and to enable us to continue operations which would have a material adverse effect on our business and results of operations. Any additional source of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our shareholders.

We are not currently profitable and may never become profitable which would have a material adverse effect on our business and results of operations and could negatively impact the value of our common stock.

We expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures, and we anticipate that our expenses will increase substantially in the foreseeable future as we:

•	seek regulatory approvals for our drug candidates;
•	continue to undertake preclinical development and clinical trials for our current and new drug candidates;
•	hire additional personnel;
•	implement additional internal systems and infrastructure; and
•	seek to license-in additional technologies to develop.

We also expect to continue to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Any failure to achieve or maintain profitability may have a material adverse effect on our business and results of operations and may negatively impact the value of our common stock.

Risks Related to Our Business

We have a limited operating history which may limit the ability of investors to make an informed investment decision.

We are a clinical stage biopharmaceutical company. To date, we have not commercialized any of our drug candidates or received any FDA or other approval to market any drug. The successful commercialization of our drug candidates will require us to perform a variety of functions, including:

•	continuing to undertake preclinical development and clinical trials;
•	participating in regulatory approval processes;
•	formulating and manufacturing products; and
•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technology and undertaking, through third parties, preclinical trials and clinical trials of our principal drug candidates. To date, we have commenced a phase III clinical trial in connection with only one drug candidate, taliglucerase alfa, which trial was completed in August 2009, and we have not commenced any additional clinical trial for any of our other drug candidates, except for our acetylcholinesterase product candidate. These operations provide a limited basis for investors to assess our ability to commercialize our drug candidates and whether to invest in our company.

Our ProCellEx protein expression system is based on our proprietary plant cell-based expression technology which has a limited history and any material problems with the system, which may be unforeseen, may have a material adverse effect on our business and results of operations.

Our ProCellEx protein expression system is based on our proprietary plant cell-based expression technology. Our business is dependent upon the successful development and approval of our product candidates produced through our protein expression system. Our ProCellEx protein expression system is novel and is still in the early stages of development and optimization, and, accordingly, is subject to certain risks. Mammalian cell-based protein expression systems have been used in connection with recombinant therapeutic protein expression for more than 20 years and are the subject of a wealth of data; in contrast, there is not a significant amount of data generated regarding plant cell-based protein expression and, accordingly, plant cell-based protein expression systems may be subject to unknown risks. In addition, the protein glycosilation pattern created by our protein expression system is not identical to the natural human glycosilation pattern and its long term effect on human patients is still unknown. Lastly, as our protein expression system is a new technology, we cannot always rely on existing equipment; rather, there is a need to design custom-made equipment and to generate specific growth media for the plant cells, which may not be available at favorable prices, if at all. Any material problems with the technology underlying our plant cell-based protein expression system may have a material adverse effect on our business, results of operations and financial condition.

We currently depend heavily on the success of taliglucerase alfa, our lead product candidate. Any failure to commercialize taliglucerase alfa, or the experience of significant delays in doing so, will have a material adverse effect on our business, results of operations and financial condition.

We have invested a significant portion of our efforts and financial resources in the development of taliglucerase alfa. Our ability to generate product revenue, depends heavily on the successful development and commercialization of taliglucerase alfa. In November 2009, we granted to Pfizer an exclusive worldwide license to develop and commercialize taliglucerase alfa except in Israel. We retained such rights in Israel. The successful commercialization of taliglucerase alfa will depend on several factors, including the following:

•	obtaining marketing approvals from the FDA and other foreign regulatory authorities;
•	successful completion of our ongoing studies of taliglucerase alfa;
•	the successful audit of our facilities by additional regulatory authorities;
•	maintaining the cGMP compliance of our manufacturing facility or establishing manufacturing arrangements with third parties;
•	Pfizer’s efforts under the Pfizer Agreement;
•	our development of a successful sales and marketing organization for taliglucerase in Israel;
•	a continued acceptable safety and efficacy profile of our product candidates following approval;
•	the availability of reimbursement to patients from healthcare payors for our drug products, if approved; and
•	other risks described in these Risk Factors.

Any failure to commercialize taliglucerase alfa or the experience of significant delays in doing so will have a material adverse effect on our business, results of operations and financial condition.

Our strategy, in certain cases, is to enter into collaboration agreements with third parties to leverage our ProCellEx system to develop product candidates. If we fail to enter into these agreements or if we or the third parties do not perform under such agreements or terminate or elect to discontinue the collaboration, it could have a material adverse affect on our revenues.

Our strategy, in certain cases, is to enter into arrangements with pharmaceutical companies to leverage our ProCellEx system to develop additional product candidates. Under these arrangements, we may grant to our partners rights to license and commercialize pharmaceutical products developed under the applicable agreements. Our partners may control key decisions relating to the development of the products and we may depend on our partners’ expertise and dedication of sufficient resources to develop and commercialize our product candidates. The rights of our partners limit our flexibility in considering alternatives for the commercialization of our product candidates. To date, we have entered into a license and supply agreement with Pfizer relating to the development and commercialization of taliglucerase alfa and an agreement with Teva, which relates to the development by us of two proteins, and the licensing by Teva of such proteins in consideration for royalties and milestone payments. Subsequently, two proteins were identified to be researched and developed under the agreement but in 2009, both of the projects were terminated for commercial reasons. We may not identify any additional proteins to be developed through a collaboration between us and Teva under the agreement, which may have a material adverse effect on our business, results of operations and financial condition. If we or any of our partners breach or terminate the agreements that make up such arrangements, our partners otherwise fail to conduct their obligations under such arrangements in a timely manner, there is a dispute about their obligations or if either party terminates the applicable agreement or elects not to continue the arrangement, we may not enjoy the benefits of the agreements or receive a sufficient amount of royalty or milestone payments from them, if any, which may have a material adverse effect on our business, results of operations and financial condition.

All of our product candidates other than taliglucerase alfa and our acetylcholinesterase product are in preclinical or research stages. If we are unable to develop and commercialize our product candidates, our business will be adversely affected.

A key element of our strategy is to develop and commercialize a portfolio of new products in addition to taliglucerase alfa. We are seeking to do so through our internal research programs and strategic collaborations for the development of new products. Research programs to identify new product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	a product candidate is not capable of being produced in commercial quantities at an acceptable cost, or at all;
•	a product candidate may not be accepted by patients, the medical community or third-party payors;
•	competitors may develop alternatives that render our product candidates obsolete;
•	the research methodology used may not be successful in identifying potential product candidates; or
•	a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory approval.

Any failure to develop or commercialize any of our other product candidates may have a material adverse effect on our business, results of operations and financial condition.

Clinical trials are very expensive, time-consuming and difficult to design and implement and may result in unforeseen costs which may have a material adverse effect on our business and results of operations.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time-consuming. Other than taliglucerase alfa and our acetylcholinesterase product, our drug candidates are in the preclinical studies or research stages. Other, ongoing clinical trials of taliglucerase alfa and our acetylcholinesterase product, and anticipated clinical trials of our other potential drug candidates which have not yet been initiated, will take at least several years to complete. Preliminary and initial results from a clinical trial do not necessarily predict final results, and failure can occur at any stage of the trials. We may encounter problems that cause us to abandon or repeat preclinical studies or clinical trials. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. Data obtained from tests are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Failure or delay in the commencement or completion of our clinical trials may be caused by several factors, including

•	unforeseen safety issues;
•	determination of dosing issues;
•	lack of effectiveness during clinical trials;
•	slower than expected rates of patient recruitment;
•	inability to monitor patients adequately during or after treatment;
•	inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; and
•	lack of sufficient funding to finance the clinical trials.

Any failure or delay in commencement or completion of any clinical trials may have a material adverse effect on our business, results of operations and financial condition. In addition, we or the FDA or other regulatory authorities may suspend any clinical trial at any time if it appears that we are exposing participants in the trial to unacceptable safety or health risks or if the FDA or such other regulatory authorities, as applicable, find deficiencies in our IND submissions or the conduct of the trial. Any suspension of a clinical trial may have a material adverse effect on our business, results of operations and financial condition.

If the results of our clinical trials do not support our claims relating to any drug candidate or if serious side effects are identified, the completion of development of such drug candidate may be significantly delayed or we may be forced to abandon development altogether, which will significantly impair our ability to generate product revenues.

The results of our clinical trials with respect to any drug candidate might not support our claims of safety or efficacy, the effects of our drug candidates may not be the desired effects or may include undesirable side effects or the drug candidates may have other unexpected characteristics.  Further, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of later clinical trials may not replicate the results of prior clinical trials and preclinical testing.  The clinical trial process may fail to demonstrate that our drug candidates are safe for humans and effective for indicated uses.  In addition, our clinical trials may involve a specific and small patient population.  Results of early clinical trials conducted on a small patient population may not be indicative of future results.  Adverse or inconclusive results may cause us to abandon a drug candidate and may delay development of other drug candidates.  Any delay in, or termination of, our clinical trials will delay the filing of NDAs with the FDA, or other filings with other foreign regulatory authorities, and, ultimately, significantly impair our ability to commercialize our drug candidates and generate product revenues which would have a material adverse effect on our business, results of operations and financial condition.

We may find it difficult to enroll patients in our clinical trials, which could cause significant delays in the completion of such trials or may cause us to abandon one or more clinical trials.

Many of the diseases or disorders that our drug candidates are intended to treat are relatively rare and we expect only a subset of the patients with these diseases to be eligible for our clinical trials.  Given that each of our drug candidates, other than taliglucerase alfa and our acetylcholinesterase product, is in the preclinical or research stages, we may not be able to initiate clinical trials for any of our drug candidates if we are unable to locate a sufficient number of eligible subjects to participate in the clinical trials required by the FDA and/or other foreign regulatory authorities.  The requirements of our clinical trials generally mandate that a patient cannot be involved in another clinical trial for the same indication.  We are aware of certain companies that have ongoing clinical trials for products that are competitive with our drug candidates, and subjects who would otherwise be eligible for our clinical trials may be involved in such trials, rendering them unavailable for testing of our drug candidates.  Our inability to enroll a sufficient number of patients for any of our current or future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether, which will have a material adverse effect on our business, results of operations and financial condition.

Patients may discontinue their participation in our clinical trials, which may negatively impact the results of these studies and extend the timeline for completion of our development programs.

Patients enrolled in our clinical studies may discontinue their participation at any time during the study as a result of a number of factors, including withdrawing their consent or experiencing adverse clinical events, which may or may not be judged related to our drug candidates under evaluation.  If a large number of patients in any one of our studies discontinue their participation in the study, the results from that study may not be positive or may not support a filing for regulatory approval of the applicable drug candidate, which would have a material adverse effect on our business, results of operations and financial condition.

Because our clinical trials depend upon third-party researchers, the results of our clinical trials and such research activities are subject to delays and other risks which are, to a certain extent, beyond our control, which could impair our clinical development programs and our competitive position.

We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our preclinical and clinical trials. These collaborators are not our employees, and we cannot control the amount or timing of resources that they devote to our clinical development programs. The investigators may not assign as great a priority to our clinical development programs or pursue them as diligently as we would if we were undertaking such programs directly. If outside collaborators fail to devote sufficient time and resources to our clinical development programs, or if their performance is substandard, the approval of our NDA, MAAs and other applications, and our introduction of new drugs, if any, may be delayed which could impair our clinical development programs and would have a material adverse effect on our business and results of operations. The collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators also assist our competitors, our competitive position could be harmed.

The manufacture of our products is an exacting and complex process, and if we or one of our materials suppliers encounter problems manufacturing our products, it will have a material adverse effect on our business and results of operations.

The FDA and foreign regulators require manufacturers to register manufacturing facilities. The FDA and foreign regulators also inspect these facilities to confirm compliance with cGMP or similar requirements that the FDA or foreign regulators establish. We or our materials suppliers may face manufacturing or quality control problems causing product production and shipment delays or a situation where we or the supplier may not be able to maintain compliance with the FDA’s cGMP requirements, or those of foreign regulators, necessary to continue manufacturing our drug candidates. Any failure to comply with cGMP requirements or other FDA or foreign regulatory requirements could adversely affect our clinical research activities and our ability to market and develop our products. To date, our current facility has passed audits by the FDA, the Israeli MOH, ANVISA and the IMB on behalf of the EMA but remains subject to audit by other foreign regulatory authorities. There can be no assurance that we will be able to comply with FDA or foreign regulatory manufacturing requirements for our current facility or any facility we may establish in the future, which would have a material adverse effect on our business, results of operations and financial condition.

We rely on third parties for final processing of taliglucerase alfa, which exposes us to a number of risks that may delay development, regulatory approval and commercialization of our product candidates or result in higher product costs.

We have no experience in the final filling and freeze drying steps of the drug manufacturing process. According to our license and supply agreement with Pfizer, we currently are responsible for the fill and finish activities for taliglucerase alfa, but such functions will be transferred to Pfizer in the future. In addition, we have engaged a European contract manufacturer to act as an additional source of fill and finish activities for taliglucerase alfa. We currently rely primarily on other third-party contractors to perform the final manufacturing steps for taliglucerase alfa on a commercial scale. We may be unable to identify manufacturers and/or replacement manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA and other regulatory authorities, as applicable, must approve any manufacturer and/or replacement manufacturer, including us, and we or any such third party manufacturer might be unable to formulate and manufacture our drug products in the volume and of the quality required to meet our clinical and commercial needs. If we engage any contract manufacturers, such manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical or commercial needs. In addition, contract manufacturers are subject to the rules and regulations of the FDA and comparable foreign regulatory authorities and face the risk that any of those authorities may find that they are not in compliance with applicable regulations. Each of these risks could delay our clinical trials, the approval, if any, of taliglucerase alfa and our other potential drug candidates by the FDA and other regulatory authorities, or the commercialization of taliglucerase alfa and our other drug candidates or could result in higher product costs or otherwise deprive us of potential product revenues.

If physicians, patients, third party payors and others in the medical community do not accept and use our drugs, our ability to generate revenue from sales of our products under development will be materially impaired.

Even if the FDA or other foreign regulatory authorities approve any of our drug candidates for commercialization, physicians and patients, and other healthcare providers, may not accept and use such candidates. Future acceptance and use of our products will depend upon a number of factors including:

•	perceptions by physicians, patients, third party payors and others in the medical community about the safety and effectiveness of our drug candidates;
•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•	the prevalence and severity of any side effects, including any limitations or warnings contained in our products’ approved labeling;
•	pharmacological benefits of our products relative to competing products and products under development;
•	the efficacy and potential advantages relative to competing products and products under development;
•	relative convenience and ease of administration;
•	effectiveness of education, marketing and distribution efforts by us and our licensees and distributors, if any;
•	publicity concerning our products or competing products and treatments;
•	coverage and reimbursement of our products by third party payors; and
•	the price of our products, if approved, and of competing products.

Because we expect sales of our current drug candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, any lack of market acceptance of our drug candidates would have a material adverse effect on our business and financial condition, and revenues from sales of our products would be materially impaired.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have very limited sales, marketing or distribution capabilities and no experience in building a sales force and distribution capabilities. To be able to commercialize taliglucerase alfa upon approval, if at all, in Israel, and to commercialize any of our other product candidates, we must either develop internal sales, marketing and distribution capabilities, which will be expensive and time consuming, or make arrangements with third parties to perform these services. In November 2009, we granted to Pfizer an exclusive, worldwide right to develop and commercialize taliglucerase alfa, but retained such rights in Israel. If we decide to market any of our products directly, we must commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. Factors that may inhibit our efforts to commercialize our products directly and without strategic partners include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
•	the inability of sales personnel to obtain access to an adequate numbers of physicians or to pursuance them to prescribe our products;
•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
•	unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

We may not be successful in recruiting the sales and marketing personnel necessary to sell any of our products upon approval, if at all, and even if we do build a sales force, it may not be successful in marketing our products, which would have a material adverse effect on our business, results of operations and financial condition.

We may enter into distribution arrangements and marketing alliances for certain products and any failure to successfully identify and implement these arrangements on favorable terms, if at all, may impair our ability to commercialize our product candidates.

While we intend to build a sales force to market taliglucerase alfa in Israel and other product candidates worldwide, we do not anticipate having the resources in the foreseeable future to develop global sales and marketing capabilities for all of the products we develop, if any. We may pursue arrangements regarding the sales and marketing and distribution of one or more of our product candidates, such as our license and supply agreement with Pfizer, and our future revenues may depend, in part, on our ability to enter into and maintain arrangements with other companies having sales, marketing and distribution capabilities and the ability of such companies to successfully market and sell any such products. Any failure to enter into such arrangements and marketing alliances on favorable terms, if at all, could delay or impair our ability to commercialize our product candidates and could increase our costs of commercialization. Any use of distribution arrangements and marketing alliances to commercialize our product candidates will subject us to a number of risks, including the following:

•	we may be required to relinquish important rights to our products or product candidates;
•	we may not be able to control the amount and timing of resources that our distributors or collaborators may devote to the commercialization of our product candidates;
•	our distributors or collaborators may experience financial difficulties;
•	our distributors or collaborators may not devote sufficient time to the marketing and sales of our products; and
•	business combinations or significant changes in a collaborator’s business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement.

We may need to enter into additional co-promotion arrangements with third parties where our own sales force is neither well situated nor large enough to achieve maximum penetration in the market. We may not be successful in entering into any co-promotion arrangements, and the terms of any co-promotion arrangements we enter into may not be favorable to us.

If the market opportunities for our current product candidates are smaller than we believe they are, our revenues may be adversely affected and our business may suffer.

A substantial focus of our current clinical pipeline is on relatively rare disorders with small patient populations, in particular Gaucher disease and Fabry disease. Currently, most reported estimates of the prevalence of these diseases are based on studies of small subsets of the population of specific geographic areas, which are then extrapolated to estimate the prevalence of the diseases in the broader world population. As new studies are performed, the estimated prevalence of these diseases may change. There can be no assurance that the prevalence of Gaucher disease or Fabry disease in the study populations, particularly in these newer studies, accurately reflect the prevalence of these diseases in the broader world population. If the market opportunities for our current product candidates are smaller than we believe they are, our revenues may be adversely affected and our business may suffer.

Developments by competitors may render our products or technologies obsolete or non-competitive which would have a material adverse effect on our business, results of operations and financial condition.

We compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Our drug candidates will have to compete with existing therapies and therapies under development by our competitors. In addition, our commercial opportunities may be reduced or eliminated if our competitors develop and market products that are less expensive, more effective or safer than our drug products. Other companies have drug candidates in various stages of preclinical or clinical development to treat diseases for which we are also seeking to develop drug products. Some of these potential competing drugs are further advanced in development than our drug candidates and may be commercialized earlier. Even if we are successful in developing effective drugs, our products may not compete successfully with products produced by our competitors.

We specifically face competition from companies with approved treatments of Gaucher disease, including Genzyme, Shire and to a much lesser extent, Actelion. In February 2010, the FDA approved VPRIV, Shire’s enzyme replacement therapy for the treatment of Gaucher disease, and the European Commission granted marketing authorization to VPRIV in August 2010. In addition, we are aware of other early stage, experimental, small molecule, oral drugs which are being developed for the treatment of Gaucher disease by each of Genzyme and Amicus Therapeutics. According to Amicus Therapeutics, its trial of a small molecule, oral drug for the treatment of Gaucher disease has been suspended. We also face competition from companies with approved treatments of Fabry disease, including Genzyme and Shire, and we are aware of other early stage drugs which are being developed for the treatment of Fabry disease, including a drug being developed by Amicus Therapeutics. Amicus Therapeutics reports that it has suspended its development of its Gaucher disease treatment. We also face competition from companies with approved enzyme treatments of Fabry disease, including Genzyme and Shire, and we are aware of other early stage drugs which are being developed for the treatment of Fabry disease, including a drug being developed by Amicus Therapeutics.

We also face competition from companies that are developing other platforms for the expression of recombinant therapeutic pharmaceuticals. We are aware of companies that are developing alternative technologies to develop and produce therapeutic proteins in anticipation of the expiration of certain patent claims covering marketed proteins. Competitors developing alternative expression technologies include Crucell N.V. (which was acquired by Johnson & Johnson), Shire and GlycoFi Inc. (which was acquired by Merck). Other companies are developing alternate plant-based technologies, include Biolex, Inc., Chlorogen, Inc., iBIO, Medicago, Greenovation Biotech GmbH and Dow Agroscience.

Several biogeneric companies are pursuing the opportunity to develop and commercialize follow-on versions of other currently marketed biologic products, including growth factors, hormones, enzymes, cytokines and monoclonal antibodies, which are areas that interest us. These companies include, among others, Novartis AG/Sandoz Pharmaceuticals, BioGeneriX AG, Stada Arzneimittel AG, BioPartners GmbH and Teva.

Most of our competitors, either alone or together with their collaborative partners, operate larger research and development programs, staff and facilities and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;
•	undertaking preclinical testing and human clinical trials;
•	obtaining marketing approvals form the FDA and other regulatory authorities;
•	formulating and manufacturing drugs; and
•	launching, marketing and selling drugs.

These organizations also compete with us to attract qualified personnel, acquisitions and joint ventures candidates and for other collaborations. Activities of our competitors may impose unanticipated costs on our business which would have a material adverse effect on our business, results of operations and financial condition.

If we in-license drug candidates, we may delay or otherwise adversely affect the development of our existing drug candidates, which may negatively impact our business, results of operations and financial condition.

In addition to our own internally developed drug candidates, we proactively seek opportunities to in-license and advance other drug candidates that are strategic and have value-creating potential to take advantage of our development know-how and technology. If we in-license any additional drug candidate, our capital requirements may increase significantly. In addition, in-licensing additional drug candidates may place a strain on the time of our existing personnel, which may delay or otherwise adversely affect the development of our existing drug candidates or cause us to re-prioritize our drug pipeline if we do not have the necessary capital resources to develop all of our drug candidates, which may delay the development of our drug candidates and materially and adversely impact our business, results of operations and financial condition.

If we are unable to successfully manage our growth, there could be a material adverse impact on our business, results of operations and financial condition.

We have grown rapidly and expect to continue to grow. We expect to hire more employees, particularly in the areas of drug development, manufacturing, regulatory affairs and sales and marketing, and increase our facilities and corporate infrastructure, further increasing the size of our organization and related expenses. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability on the part of our management to manage growth could delay the execution of our business plans or disrupt our operations. If we are unable to manage our growth effectively, we may not use our resources in an efficient manner, which may delay the development of our drug candidates and materially and adversely impact our business, results of operations and financial condition.

If we acquire companies, products or technologies, we may face integration risks and costs associated with those acquisitions that could negatively impact our business, results of operations and financial condition.

If we are presented with appropriate opportunities, we may acquire or make investments in complementary companies, products or technologies. We may not realize the anticipated benefit of any acquisition or investment. If we acquire companies or technologies, we will face risks, uncertainties and disruptions associated with the integration process, including difficulties in the integration of the operations of an acquired company, integration of acquired technology with our products, diversion of our management’s attention from other business concerns, the potential loss of key employees or customers of the acquired business and impairment charges if future acquisitions are not as successful as we originally anticipate. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired intangible assets. Any failure to successfully integrate other companies, products or technologies that we may acquire may have a material adverse effect on our business and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing shareholders.

We depend upon key employees and consultants in a competitive market for skilled personnel. If we are unable to attract and retain key personnel, it could adversely affect our ability to develop and market our products.

We are highly dependent upon the principal members of our management team, especially our President and Chief Executive Officer, Dr. David Aviezer, Ph.D., as well as the Interim Chairman of our Board of Directors, Zev Bronfeld, our other directors, our scientific advisory board members, consultants and collaborating scientists. Many of these people have been involved with us for many years and have played integral roles in our progress, and we believe that they will continue to provide value to us. A loss of any of these personnel may have a material adverse effect on aspects of our business, clinical development and regulatory programs. We have employment agreements with Dr. Aviezer and five other officers that may be terminated by us or the applicable officer at any time with varying notice periods of 60 to 90 days. Although these employment agreements generally include non-competition covenants and provide for severance payments that are contingent upon the applicable employee’s refraining from competition with us, the applicable noncompetition provisions can be difficult and costly to monitor and enforce. The loss of any of these persons’ services may adversely affect our ability to develop and market our products and obtain necessary regulatory approvals. Further, we do not maintain key-man life insurance.

We also depend in part on the continued service of our key scientific personnel and our ability to identify, hire and retain additional personnel, including marketing and sales staff. We experience intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to suit from their former employers. While we attempt to provide competitive compensation packages to attract and retain key personnel, many of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel.

Our collaborations with outside scientists and consultants may be subject to restriction and change.

We work with chemists, biologists and other scientists at academic and other institutions, and consultants who assist us in our research, development, regulatory and commercial efforts, including the members of our scientific advisory board. These scientists and consultants have provided, and we expect that they will continue to provide, valuable advice regarding our programs. These scientists and consultants are not our employees, may have other commitments that would limit their future availability to us and typically will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, we will be unable to prevent them from establishing competing businesses or developing competing products. For example, if a key scientist acting as a principal investigator in any of our clinical trials identifies a potential product or compound that is more scientifically interesting to his or her professional interests, his or her availability to remain involved in our clinical trials could be restricted or eliminated.

Under current U.S. and Israeli law, we may not be able to enforce employees’ covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We have entered into non-competition agreements with all of our employees. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current U.S. and Israeli law, we may be unable to enforce these agreements against most of our employees and it may be difficult for us to restrict our competitors from gaining the expertise our former employees gained while working for us. If we cannot enforce our employees’ non-compete agreements, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

If product liability claims are brought against us, it may result in reduced demand for our products and product candidates or damages that exceed our insurance coverage.

The clinical testing, marketing and use of our products and product candidates exposes us to product liability claims if the use or misuse of those products or product candidates cause injury, disease or results in adverse effects. Use of our products or product candidates, whether in clinical trials or post approval, could result in product liability claims. We presently carry clinical trial liability insurance with coverages of up to $10.0 million per occurrence and $10.0 million in the aggregate, an amount we consider reasonable and customary . However, this insurance coverage includes various deductibles, limitations and exclusions from coverage, and in any event might not fully cover any potential claims. We may need to obtain additional clinical trial liability coverage prior to initiating additional clinical trials. We expect to obtain product liability insurance coverage before commercialization of our product candidates; however, such insurance is expensive and insurance companies may not issue this type of insurance when we need it. We may not be able to obtain adequate insurance in the future at an acceptable cost. Any product liability claim, even one that was not in excess of our insurance coverage or one that is meritless and/or unsuccessful, may adversely affect our cash available for other purposes, such as research and development, which may have a material adverse effect on our business, results of operations and financial condition. Product liability claims, even if without merit, may result in reduced demand for our products, if approved, which would have a material adverse effect on our business, financial condition and results of operations. In addition, the existence of a product liability claim could affect the market price of our common stock.

Coverage and reimbursement may not be available for our product candidates, which could diminish our sales or affect our ability to sell our products profitably.

Market acceptance and sales of our product candidates will depend on worldwide coverage and reimbursement policies. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. We cannot be sure that coverage and reimbursement will be available for any of our product candidates, if approved for marketing and sale. Obtaining reimbursement approval for an approved product from governments and other third party payors is a time consuming and costly process that requires us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products, if and when approved, to every payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement or we might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of approved products, if any, to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Even if a payor determines that an approved product is eligible for reimbursement, the payor may impose coverage limitations that preclude payment for some uses that are approved by the FDA or other regulatory authorities. In addition, there is a risk that full reimbursement may not be available for high priced products. Moreover, eligibility for coverage does not imply that any approved product will be reimbursed in all cases or at a rate that allows us to make a profit or even cover our costs. Also, limited reimbursement amounts may reduce the demand for, or the price of, our product candidates. Except with respect to taliglucerase alfa, we have not commenced efforts to have our product candidates covered and reimbursed by government or third-party payors. If coverage and reimbursement are not available or are available only to limited levels, the sales of our products, if approved may be diminished or we may not be able to sell such products profitably.

Reforms in the healthcare industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products, if approved.

Increasing healthcare expenditures have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would affect changes in the U.S. healthcare system have been introduced or proposed in the U.S. Congress and in some state legislatures within the United States, including reductions in the pricing of prescription products and changes in the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products. Legislation passed in recent years has imposed certain changes to the way in which drugs, including our product candidates, are covered and reimbursed in the United States. For example, federal legislation and regulations have implemented new reimbursement methodologies for certain drugs, created a voluntary prescription drug benefit, Medicare Part D, and have imposed significant revisions to the Medicaid Drug Rebate Program. The recently enacted Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “PPACA”), imposes yet additional changes to these programs. We believe that legislation that reduces reimbursement for our product candidates could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our products, if approved. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products, if approved. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales, upon approval, if at all.

We are subject to healthcare reform measures, including legislation, regulatory proposals and healthcare payor initiatives that may increase our costs and adversely affect our profitability and/or ability to obtain adequate reimbursement for our product candidates.

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policymakers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. For example, the PPACA which was enacted in the United States in March 2010 substantially changes the way healthcare is financed in the United States by both governmental and private insurers and significantly affects the pharmaceutical industry. The PPACA, among other things, subjects biologic products to potential competition by lower-cost biosimilars, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, requires manufacturers to participate in a discount program for certain outpatient drugs under Medicare Part D, and promotes programs that increase the federal government’s comparative effectiveness research. Since its passage, a number of state governors have strenuously opposed certain of the PPACA’s provisions, and initiated lawsuits challenging its constitutionality. These challenges are pending final adjudication in several jurisdictions, including the United States Supreme Court. Congress has also proposed a number of legislative initiatives, including possible repeal of the PPACA. Although we cannot predict their full impact, we anticipate that PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage and reimbursement criteria and in additional downward pressure on the price that we receive for any approved product, and could adversely affect our profits and our business generally.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse and false claims laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may be directly, or indirectly through our customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act and HIPAA. These laws may impact, among other things, our proposed sales, marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of co-payments and deductibles, ownership interests and providing anything at less than its fair market value. The reach of the Anti-Kickback Statute was also broadened by PPACA, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute and the applicable criminal healthcare fraud statutes contained within 42 U.S.C. § 1320a-7b, effective March 23, 2010. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. The federal Anti-Kickback Statute is broad, and despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs, and do not contain identical safe harbors.

The federal False Claims Act imposes liability on any person who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The “qui tam” provisions of the False Claims Act allow a private individual to bring civil actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In addition, various states have enacted false claims laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third-party payer and not merely a federal healthcare program. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of $5,500 to $11,000 for each separate false claim.

Also, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, created several new federal crimes, including health care fraud, and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including private third-party payers. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services.

We are unable to predict whether we could be subject to actions under any of these or other fraud and abuse laws, or the impact of such actions. Moreover, to the extent that our products will be sold in a foreign country, we may be subject to similar foreign laws and regulations. If we are found to be in violation of any of the laws described above and other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring or our operations, all of which could have a material adverse effect on our business, results of operations and financial condition.

Governments outside the United States tend to impose strict price controls and reimbursement approval policies, which may adversely affect our prospects for generating revenue.

In some countries, particularly European Union member states, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time (six to 12 months or longer) after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries with respect to any product candidate that achieves regulatory approval, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products upon approval, if at all, is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our prospects for generating revenue, if any, could be adversely affected which would have a material adverse effect on our business, results of operations and financial condition. Further, if we achieve regulatory approval of any product, we must successfully negotiate product pricing for such product in individual countries. As a result, the pricing of our products, if approved, in different countries may vary widely, thus creating the potential for third-party trade in our products in an attempt to exploit price differences between countries. This third-party trade of our products could undermine our sales in markets with higher prices which could have a material adverse effect on our business, results of operations and financial condition.

All liabilities of our company have survived the merger and there may be undisclosed liabilities that could harm our revenues, business, prospects, financial condition and results of operations.

Protalix Ltd. and its counsel conducted due diligence on us that was customary and appropriate for the reverse merger transaction consummated on December 31, 2006. However, the due diligence process may not have revealed all our material liabilities then existing or that could be asserted in the future against us relating to our activities before the consummation of the merger. Any such potential liabilities survive the merger and could harm our revenues, business, prospects, results of operations and financial condition.

We are a holding company with no operations of our own.

We are a holding company with no operations of our own. Accordingly, our ability to conduct our operations, service any debt that we may incur in the future and pay dividends, if any, is dependent upon the earnings from the business conducted by Protalix Ltd. The distribution of those earnings or advances or other distributions of funds by our subsidiary to us, as well as our receipt of such funds, are contingent upon the earnings of our subsidiary and are subject to various business considerations and U.S. and Israeli law. If Protalix Ltd. is unable to make sufficient distributions or advances to us, or if there are limitations on our ability to receive such distributions or advances, we may not have the cash resources necessary to conduct our corporate operations which would have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Regulatory Matters

We are subject to extensive governmental regulation including the requirement of FDA approval before our drug candidates may be marketed.

Both before and after approval of our drug candidates, we, our drug candidates, our suppliers, our contract manufacturers and our contract testing laboratories are subject to extensive regulation by the FDA or comparable foreign regulatory authorities. Failure to comply with applicable requirements of the FDA or comparable foreign regulatory authorities could result in, among other things, any of the following actions:

•	warning letters;
•	fines and other monetary penalties;
•	unanticipated expenditures;
•	delays in the FDA’s or other foreign regulatory authorities’ approving, or the refusal of any regulatory authority to approve, any drug candidate;
•	product recall or seizure;
•	interruption of manufacturing or clinical trials;
•	operating restrictions;
•	injunctions; and
•	criminal prosecutions.

In addition to the approval requirements, other numerous and pervasive regulatory requirements apply, both before and after approval, to us, our drug candidates, and our suppliers, contract manufacturers, and contract laboratories. These include requirements related to:

•	testing;
•	manufacturing;
•	quality control;
•	labeling;
•	advertising;
•	promotion;
•	distribution;
•	export;
•	reporting to the FDA certain adverse experiences associated with use of the drug candidate; and
•	obtaining additional approvals for certain modifications to the drug candidate or its labeling or claims.

We also are subject to inspection by the FDA and comparable foreign regulatory authorities, to determine our compliance with regulatory requirements, as are our suppliers, contract manufacturers, and contract testing laboratories, and there can be no assurance that the FDA or any other comparable foreign regulatory authority, will not identify compliance issues that may disrupt production or distribution, or require substantial resources to correct. We may be required to make modifications to our manufacturing operations in response to these inspections which may require significant resources and may have a material adverse effect upon our business, results of operations and financial condition.

The approval process for any drug candidate may also be delayed by changes in government regulation, future legislation or administrative action or changes in policy of the FDA and comparable foreign authorities that occur prior to or during their respective regulatory reviews of such drug candidate. Delays in obtaining regulatory approvals with respect to any drug candidate may:

•	delay commercialization of, and our ability to derive product revenues from, such drug candidate;
•	delay the regulatory-related milestone payments we anticipate receiving from Pfizer;
•	require us to perform costly procedures with respect to such drug candidate; or
•	otherwise diminish any competitive advantages that we may have with respect to such drug candidate.

Delays in the approval process for any drug candidate may have a material adverse effect upon our business, financial condition and results of operations.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our drug candidates in a timely manner, if at all, which would have a material adverse effect on our business, financial condition and results of operations.

We need FDA approval to commercialize our drug candidates in the United States and approvals from foreign regulators to commercialize our drug candidates elsewhere. In order to obtain FDA approval of any of our drug candidates, we must submit to the FDA an NDA or a Biologic License Application (BLA) demonstrating that the drug candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials.  In the European Union, we must submit an MAA to the EMA. Satisfaction of the FDA’s and foreign regulatory authorities’ regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the drug candidate and requires substantial resources for research, development and testing. In December 2009, we completed the filing of an NDA for taliglucerase alfa for the treatment of Gaucher disease and received a PDUFA date of February 25, 2011. In addition, we have submitted a marketing application for taliglucerase alfa to the Israeli MOH, and MAAs have been submitted to each of the EMA, ANVISA and the Australian TGA.

In February 2011, we received a CRL from the FDA regarding our NDA for taliglucerase alfa for the treatment of Gaucher disease. The main questions raised by the FDA regarding the NDA related to clinical and CMC.  In the clinical section of the CRL, the FDA requested additional data from the ongoing switchover trial and the long-term extension trial relating to taliglucerase alfa.  At the time the NDA was submitted, full data from these trials was not available.  In the CMC section of the CRL, the FDA requested information regarding testing specifications and assay validation.  The FDA did not request additional clinical studies in the CRL. In May 2011, we had a meeting with the FDA to clarify the FDA’s requests and in July 2011, we submitted a reply to the CRL.  In August 2011, the FDA notified us that it had accepted for review the resubmission of the taliglucerase alfa NDA, had deemed the resubmission a class 2, or 6-month, response and established February 1, 2012 as the new PDUFA date. In December 2011, the FDA notified us that it had decided to extend the PDUFA date to May 1, 2012. In its notification, the FDA stated that its decision related to certain clinical information regarding taliglucerase alfa we had submitted in November 2011 in response to an FDA request. The requested information related mainly to the presentation of select data provided in the NDA.  As this information was requested and provided within 90 days of the February 1, 2012 PDUFA goal date, the FDA had the option to extend the PDUFA goal date to provide adequate time for the FDA to complete its review. A three-month extension cycle is the standard period granted. No additional data was requested by the FDA in the notification, nor were we notified of any specific deficiency in the taliglucerase alfa NDA. There can be no assurance that the FDA will not make any additional request regarding our NDA.  In the past, the FDA has made additional requests to other applicants after the delivery of a CRL.  Any additional requests from the FDA relating to the NDA may delay or preclude the FDA’s review of our reply to the CRL.  Even if we comply with all of the FDA’s requests in the CRL or otherwise, if any, the FDA may ultimately reject the NDA, or fail to approve the NDA in a timely manner, which would have a material adverse effect on our business, financial condition and results of operations.

Even if we comply with all the requests of the FDA and comparable foreign authorities, the authorities may ultimately reject the NDA or other filing or submission we filed for taliglucerase alfa or one or more of the NDAs or other filings or submissions we file in the future, if any, or we might not obtain regulatory clearance in a timely manner for taliglucerase alfa or any of our other drug candidates.  Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings or other comparable authorities for such clinical trials.  Further, even if favorable testing data is generated by any clinical trial of a drug candidate, the FDA, EMA or other regulatory authority may not accept or approve an NDA, MAA or other comparable submission, as applicable, filed by a pharmaceutical or biotechnology company for the drug candidate.  Failure to obtain approval of the FDA or comparable foreign authorities of any of our drug candidates in a timely manner, if at all, will severely undermine our business, financial condition and results of operation by reducing our potential marketable products and our ability to generate corresponding product revenues.

Our research and clinical efforts may not result in drugs that the FDA or foreign regulatory authorities consider safe for humans and effective for indicated uses, which would have a material adverse effect on our business, financial condition and results of operations.  After clinical trials are completed for any drug candidate, if at all, the FDA and foreign regulatory authorities have substantial discretion in the drug approval process of the drug candidate in their respective jurisdictions and may require us to conduct additional clinical testing or perform post-marketing studies which would cause us to incur additional costs.  Incurring such costs may have a material adverse effect on our business, financial condition and results of operations.

We have only limited experience in regulatory affairs, and some of our drug candidates may be based on new technologies. These factors may affect our ability or the time we require to obtain necessary regulatory approvals.

We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals for medical devices and drug candidates. Moreover, some of the drug candidates that are likely to result from our development programs may be based on new technologies that have not been extensively tested in humans. The regulatory requirements governing these types of drug candidates may be less well defined or more rigorous than for conventional products.  As a result, we may experience a longer regulatory process in connection with obtaining regulatory approvals of any products that we develop.

If any of our competitors are able to obtain orphan drug exclusivity for any products that are competitive with our products, we may be precluded from selling or obtaining approval of our competing products by the applicable regulatory authorities for a significant period of time.

In the United States, orphan drug status may be designated for a drug that has the potential to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals within the United States. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process.  If a drug candidate which has orphan drug designation subsequently receives the first approval for the indication in a jurisdiction for which it has such designation, the drug candidate is entitled to orphan exclusivity in that jurisdiction, meaning that the applicable regulatory authority may not approve any other application to market the same drug for the same indication, except in very limited circumstances, for seven years.  There can be no assurance that a drug candidate that receives orphan drug designation will receive orphan drug marketing exclusivity. More than one drug can have orphan designation for the same indication.

Foreign regulations regarding orphan drugs are similar to those in the United States but there are several conceptual differences.  For example, the exclusivity period in the European Union is generally 10 years. The EMA/European Commission has granted orphan drug designation and exclusivity to VPRIV in the European Union. This designation could prevent the marketing authorization of taliglucerase alfa in the European Union for a 10-year period commencing upon the August 2010 marketing authorization of VPRIV in the European Union. Any marketing protection granted to VPRIV by the EMA/European Commission in connection with the orphan drug designation may have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may apply to the FDA or any comparable foreign regulatory authority for orphan drug designation for any one or more of our drug candidates. For example, in September 2009, the FDA’s Office of Orphan Product Development granted taliglucerase alfa orphan drug status.  In January 2010, the COMP, after reviewing all relevant clinical data, recommended that the European Commission grant orphan drug designation to taliglucerase alfa for the treatment of Gaucher disease, and such designation was granted by the European Commission in March 2010.  However, none of our other drug candidates have been designated as an orphan drug and there is no guarantee that the FDA will grant such designation in the future. In addition, neither orphan drug designation nor orphan drug exclusivity prevents competitors from developing or marketing different drugs for that indication. Even if we obtain orphan drug exclusivity for one or more indications for one of our drug candidates, we may not be able to maintain the exclusivity. For example, if a competitive product that is the same drug or biologic as one of our drug candidates is shown to be clinically superior to the drug candidate, any orphan drug exclusivity granted to the drug candidate will not block the approval of the competitive product. Failure to obtain or maintain orphan drug exclusivity for taliglucerase alfa or any of our other drug candidates may have a material adverse effect on our business, results of operation and financial condition. If VPRIV or any other drug receives orphan drug exclusivity in any jurisdiction for Gaucher disease or any other indication for a product that competes with one of the indications for one of our drug candidates, we could be prevented from marketing the applicable drug candidate in the jurisdiction during the applicable exclusivity period which will have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Intellectual Property Matters

If we fail to adequately protect or enforce our intellectual property rights or secure rights to third party patents, the value of our intellectual property rights would diminish and our business, competitive position and results of operations would suffer.

As of December 31, 2011, we had 82 pending patent applications and held licensed rights to seven pending patent applications. However, the filing of a patent application does not mean that we will be issued a patent, or that any patent eventually issued will be as broad as requested in the patent application or sufficient to protect our technology. Any modification required to a current patent application may delay the approval of such patent application which would have a material adverse effect on our business, results of operations and financial condition. In addition, there are a number of factors that could cause our patents, if granted, to become invalid or unenforceable or that could cause our patent applications to not be granted, including known or unknown prior art, deficiencies in the patent application or the lack of originality of the technology. Our competitive position and future revenues will depend in part on our ability and the ability of our licensors and collaborators to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We have filed U.S. and international patent applications for process patents, as well as composition of matter patents, for taliglucerase alfa. However, we cannot predict:

▪	the degree and range of protection any patents will afford us against competitors and those who infringe upon our patents, including whether third parties will find ways to invalidate or otherwise circumvent our licensed patents;
▪	if and when patents will issue;
▪	whether or not others will obtain patents claiming aspects similar to those covered by our licensed patents and patent applications; or
▪	whether we will need to initiate litigation or administrative proceedings, which may be costly, and whether we win or lose.

As of December 31, 2011, we hold, or have license rights to, 38 patents. If patent rights covering our products or technologies are not sufficiently broad, they may not provide us with sufficient proprietary protection or competitive advantages against competitors with similar products and technologies. Furthermore, if the U.S. Patent and Trademark Office or foreign patent offices issue patents to us or our licensors, others may challenge the patents or circumvent the patents, or the patent office or the courts may invalidate the patents. Thus, any patents we own or license from or to third parties may not provide any protection against our competitors and those who infringe upon our patents.

Furthermore, the life of our patents is limited. The patents we hold relating to our ProCellEx protein expression system will expire in 2017. If patents issue from other currently pending patent applications, those patents will expire between 2024 and 2028.

We rely on confidentiality agreements that could be breached and may be difficult to enforce which could have a material adverse effect on our business and competitive position.

Our policy is to enter agreements relating to the non-disclosure of confidential information with third parties, including our contractors, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to the intellectual property. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors and others. Despite the protective measures we employ, we still face the risk that:

▪	these agreements may be breached;
▪	these agreements may not provide adequate remedies for the applicable type of breach; or
▪	our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements may have a material adverse effect on our business and competitive position.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and required to defend against litigation which could result in substantial costs and may have a material adverse effect on our business, results of operations and financial condition.

We have not received to date any claims of infringement by any third parties. However, as our drug candidates progress into clinical trials and commercialization, if at all, our public profile and that of our drug candidates may be raised and generate such claims. Defending against such claims, and occurrence of a judgment adverse to us, could result in unanticipated costs and may have a material adverse effect on our business and competitive position. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we may incur substantial costs and we may have to:

▪	obtain licenses, which may not be available on commercially reasonable terms, if at all;
▪	redesign our products or processes to avoid infringement;
▪	stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of our drug candidates;
▪	defend litigation or administrative proceedings that may be costly whether we win or lose, and which could result in a substantial diversion of management resources; or
▪	pay damages.

Any costs incurred in connection with such events or the inability to sell our products may have a material adverse effect on our business, results of operations and financial condition.

If we cannot meet requirements under our license agreements, we could lose the rights to our products, which could have a material adverse effect on our business.

We depend on licensing agreements with third parties to maintain the intellectual property rights to certain of our product candidates. Presently, we have licensed rights from the Yeda Research and Development Company Limited, the technology transfer arm of the Weizman Institute of Science, which allow us to use their technology and discoveries for the development, production and sale of enzymatically active mutations of GCD and derivatives thereof for the treatment of Gaucher disease. In addition, pursuant to our agreement with the Yissum Research and Development Company, or Yissum, the technology transfer arm of the Hebrew University of Jerusalem, Israel, and the Boyce Thompson Institute for Plant Research, at Cornell University, we have received an exclusive worldwide right and license to certain technology, including patents and additional patent applications relating to acetylcholinesterase (AChE), for all therapeutic and prophylactic indications as well as an exclusive license not limited to such indications with respect to certain of these patents and patent applications. Under the agreement with Yissum, we intend to develop a proprietary plant cell-based acetylcholinesterase (AChE) and its molecular variants for the use in several therapeutic and prophylactic indications, including a biodefense program. In addition, we have licensed certain rights relating to our production of taliglucerase alfa from Virginia Tech. Our license agreements require us to make payments and satisfy performance obligations in order to maintain our rights under these agreements. All of these agreements last either throughout the life of the patents that are the subject of the agreements, or with respect to other licensed technology, for a number of years after the first commercial sale of the relevant product.

In addition, we are responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to us. If we do not meet our obligations under our license agreements in a timely manner, we could lose the rights to our proprietary technology which could have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where the majority of our senior management and our research and development facilities are located, may adversely affect our results of operations.

Our executive office and operations are located in the State of Israel. Accordingly, political, economic and military conditions in Israel directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel, could affect adversely our operations. Since October 2000 there have been increasing occurrences of terrorist violence. Ongoing and revived hostilities or other Israeli political or economic factors could harm our operations and product development and cause our revenues to decrease. Furthermore, several countries, principally those in the Middle East, still restrict business with Israel and Israeli companies. These restrictive laws and policies may limit seriously our ability to sell our products in these countries.

Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there have been times since October 2000 when Israel has experienced an increase in unrest and terrorist activity. The establishment in 2006 of a government in the Palestinian Authority by representatives of the Hamas militant group has created additional unrest and uncertainty in the region. In mid-2006, there was a war between Israel and the Hezbollah in Lebanon, resulting in thousands of rockets being fired from Lebanon up to 50 miles into Israel. Our current facilities are located in northern Israel, are in range of rockets that were fired from Lebanon into Israel during the war and suffered minimal damages during one of the rocket attacks. Our insurance policies do not cover us for these types of damages or for any resulting disruption in our operations. The Israeli government, as a matter of law, provides coverage for the reinstatement value of direct damages that are caused by terrorist attacks or acts of war; however, the government may cease providing such coverage or the coverage might not be enough to cover potential damages. If our facilities are damaged as a result of hostile action, our operations may be materially adversely affected.

In addition to the foregoing, since the end of 2010, numerous acts of protest and civil unrest have taken place in several countries in the Middle East and North Africa, many of which involved significant violence. The civil unrest in Egypt, which borders Israel, resulted in the resignation of its president Hosni Mubarak, and to significant changes to the country's government. In Syria, also bordering Israel, large civilian protests are continuing to take place. The ultimate effect of these developments on the political and security situation in the Middle East and on Israel's position within the region is not clear at this time.

Our operations may be disrupted by the obligations of our personnel to perform military service which could have a material adverse effect on our business.

Many of our male employees in Israel, including members of senior management, are obligated to perform up to one month (in some cases more) of annual military reserve duty until they reach the age of 45 and, if there is a military conflict, could be called to active duty. Our operations may be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of military service of one or more of our key employees. Any disruption could have a material adverse effect on our business.

Because a certain portion of our expenses is incurred in New Israeli Shekels, or NIS, our results of operations may be seriously harmed by currency fluctuations and inflation.

We report our financial statements in U.S. dollars, our functional currency, but we pay a meaningful portion of our expenses in New Israeli Shekels, or NIS. As a result, we are exposed to risk to the extent that the inflation rate in Israel exceeds the rate of devaluation of the NIS in relation to the U.S. dollar or if the timing of these devaluations lags behind inflation in Israel. In that event, the U.S. dollar cost of our operations in Israel will increase and our U.S. dollar-measured results of operations will be adversely affected. To the extent that the value of the NIS increases against the dollar, our expenses on a dollar cost basis increase. Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. To date, we have not engaged in hedging transactions. In the future, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the U.S. dollar against the NIS. These measures, however, may not adequately protect us from material adverse effects.

The tax benefits available to us require that we meet several conditions and may be terminated or reduced in the future, which would increase our taxes.

We are able to take advantage of tax exemptions and reductions resulting from the “Approved Enterprise” status of our facilities in Israel. To remain eligible for these tax benefits, we must continue to meet certain conditions, including making specified investments in property and equipment, and financing at least 30% of such investments with share capital. If we fail to meet these conditions in the future, the tax benefits would be canceled and we may be required to refund any tax benefits we already have enjoyed. These tax benefits are subject to investment policy by the Investment Center and may not be continued in the future at their current levels or at any level. In recent years the Israeli government has reduced the benefits available and has indicated that it may further reduce or eliminate some of these benefits in the future. The termination or reduction of these tax benefits or our inability to qualify for additional “Approved Enterprise” approvals may increase our tax expenses in the future, which would reduce our expected profits and adversely affect our business and results of operations. Additionally, if we increase our activities outside of Israel, for example, by future acquisitions, such increased activities generally may not be eligible for inclusion in Israeli tax benefit programs.

The Israeli government grants we have received for certain research and development expenditures restrict our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions. If we fail to satisfy these conditions, we may be required to refund grants previously received together with interest and penalties which could have a material adverse effect on our business and results of operations.

Our research and development efforts have been financed, in part, through grants that we have received from the OCS. We, therefore, must comply with the requirements of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, and related regulations, or the Research Law.

Under the Research Law we are prohibited from manufacturing products developed using these grants outside of the State of Israel without special approvals, although the Research Law does enable companies to seek prior approval for conducting manufacturing activities outside of Israel without being subject to increased royalties. We may not receive the required approvals for any proposed transfer of manufacturing activities. Even if we do receive approval to manufacture products developed with government grants outside of Israel, we may be required to pay an increased total amount of royalties (possibly up to 300% of the grant amounts plus interest), depending on the manufacturing volume that is performed outside of Israel, as well as at a possibly increased royalty rate. This restriction may impair our ability to outsource manufacturing or engage in similar arrangements for those products or technologies.

Additionally, under the Research Law, we are prohibited from transferring the OCS-financed technologies and related intellectual property rights outside of the State of Israel, except under limited circumstances and only with the approval of the OCS' Research Committee. We may not receive the required approvals for any proposed transfer and, if received, we may be required to pay the OCS a portion of the consideration that we receive upon any sale of such technology by a non-Israeli entity. The scope of the support received, the royalties that we have already paid to the OCS, the amount of time that has elapsed between the date on which the know-how was transferred and the date on which the OCS grants were received and the sale price and the form of transaction will be taken into account in order to calculate the amount of the payment to the OCS. Approval of the transfer of technology to residents of the State of Israel is required, and may be granted in specific circumstances only if the recipient abides by the provisions of applicable laws, including the restrictions on the transfer of know-how and the obligation to pay royalties. No assurance can be made that approval to any such transfer, if requested, will be granted.

These restrictions may impair our ability to sell our technology assets or to outsource manufacturing outside of Israel. The restrictions will continue to apply for a certain period of time even after we have repaid the full amount of royalties payable for the grants. For the year ended December 31, 2010 and for the nine months ended September 30, 2011, we recorded grants totaling $3.8 million and $2.6 million from the OCS, respectively. The grants represent 10% and 9%, respectively, of our gross research and development expenditures for the year ended December 31, 2010 and for the nine months ended on September 30, 2011. If we fail to satisfy the conditions of the Research Law, we may be required to refund certain grants previously received together with interest and penalties, and may become subject to criminal charges, any of which could have a material adverse effect on our business, results of operations and financial condition.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against us, our executive officers and most of our directors or asserting U.S. securities laws claims in Israel.

Most of our directors and officers are not residents of the United States and most of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us, some of our directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that investors may find it difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws against us, our officers and our directors. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our officers and directors because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above.

Israeli courts might not enforce judgments rendered outside Israel which may make it difficult to collect on judgments rendered against us. Subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable only if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•	the judgment may no longer be appealed;
•	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and
•	the judgment is executory in the state in which it was given.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud;
•	there is a finding of lack of due process;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;
•	the judgment is at variance with another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

Risks Related to Investing in Our Common Stock

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the results of our ongoing studies regarding our lead product candidate taliglucerase alfa, or communications from the FDA or other regulatory authorities regarding our NDA or other marketing authorization applications, including the approval of any such filings by the FDA or other applicable regulatory authorities, or any delay or failure by the FDA or other applicable regulatory authorities to approve any such filings;
•	developments concerning intellectual property rights and regulatory approvals;
•	the announcement of new products or product enhancements by us or our competitors;
•	variations in our and our competitors’ results of operations;
•	changes in earnings estimates or recommendations by securities analysts, if our common stock is covered by analysts;
•	developments in the biotechnology industry; and
•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, stock markets in general, and the market for biotechnology companies in particular, often experience price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility of our common stock may be worse if the trading volume of our common stock is low. We have not paid, and do not expect to pay, any cash dividends on our common stock as any earnings generated from future operations will be used to finance our operations. As a result, investors will not realize any income from an investment in our common stock until and unless their shares are sold at a profit.

Our common stock is listed for trade on more than one stock exchange, and this may result in price variations.

Our common stock is listed for trade on both the NYSE Amex and the Tel Aviv Stock Exchange, or the TASE. Dual-listing may result in price variations between the exchanges due to a number of factors. First, our common stock is traded in U.S. dollars on the NYSE Amex and in NIS on the TASE. In addition, the exchanges are open for trade at different times of the day and on different days. For example, the TASE opens generally during Israeli business hours, Sunday through Thursday while the NYSE Amex opens generally during U.S. business hours, Monday through Thursday. The two exchanges also have differing vacation schedules. Differences in the trading schedules, as well as volatility in the exchange rate of the two currencies, among other factors, may result different trading prices for our common stock on the two exchanges. Other external influences may have different effects on the trading price of our common stock on the two exchanges.

Future sales of our common stock could reduce our stock price.

The market price of our common stock could drop significantly if our existing shareholders sell a large number of shares of our common stock or are perceived by the market as intending to sell them. All of the shares sold in our public offering in October 2007 were freely tradable without restriction or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. In addition, all of the outstanding shares of our common stock are freely tradable without restriction or further registration under the federal securities laws, unless owned by our affiliates. At September 30, 2011, there were options issued and outstanding to purchase 7,412,339 shares of our common stock with a weighted average exercise price of $3.86 per share. Also at September 30, 2011, there were 47,351 shares of common stock remaining available for future for issuance in connection with future grants of incentives under our 2006 Stock Incentive Plan. In addition, four of our executive officers have entered into trading plans established under Rule 10b5-1 under the Securities Act that allow for sales of approximately 1.3 million shares upon receipt of FDA approval of taliglucerase alfa, if at all.

Directors, executive officers, principal shareholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that an investor may not consider to be in the best interests of our shareholders.

Our directors, executive officers, principal shareholders and affiliated entities beneficially own, in the aggregate, approximately 28% of our outstanding common stock. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues requiring approval by our shareholders. This concentration of ownership may have the effect of delaying or preventing a change in control of our company that may be favored by other shareholders. This could prevent the consummation of transactions favorable to other shareholders, such as a transaction in which shareholders might otherwise receive a premium for their shares over current market prices.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our results of operation could be harmed.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. We continuously monitor our existing internal controls over financial reporting systems to confirm that they are compliant with Section 404, and we may identify deficiencies that we may not be able to remediate in time to meet the deadlines imposed by the Sarbanes-Oxley Act. This process may divert internal resources and will take a significant amount of time and effort to complete.

If, at any time, it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as increased independent auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, which could result in our being unable to obtain an unqualified report on internal controls from our independent auditors. Failure to maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, divert management’s attention from operating our business which could have a material adverse effect on our business.

There have been other changing laws, regulations and standards relating to corporate governance and public disclosure in addition to the Sarbanes-Oxley Act, as well as new regulations promulgated by the Commission and rules promulgated by the national securities exchanges, including the NYSE Amex and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could have a material adverse effect on our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we may incur additional expenses to comply with standards set by regulatory authorities or governing bodies which would have a material adverse effect on our business, financial condition and results of operations.

The issuance of preferred stock or additional shares of common stock could adversely affect the rights of the holders of shares of our common stock.

Our Board of Directors is authorized to issue up to 100,000,000 shares of preferred stock without any further action on the part of our shareholders. Our Board of Directors has the authority to fix and determine the voting rights, rights of redemption and other rights and preferences of preferred stock. Currently, we have no shares of preferred stock outstanding.

Our Board of Directors may, at any time, authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, before the redemption of our common stock, which may have a material adverse effect on the rights of the holders of our common stock. In addition, our Board of Directors, without further shareholder approval, may, at any time, issue large blocks of preferred stock. In addition, the ability of our Board of Directors to issue shares of preferred stock without any further action on the part of our shareholders may impede a takeover of our company and may prevent a transaction that is favorable to our shareholders.

According to the Israeli Securities Law, we are allowed to issue securities with preferential rights with respect to dividends but such securities may not include voting rights. Any such issuance is subject to TASE approval, which is not typically obtained. The foregoing does not limit our liability to issue and grant options and warrants for the Our ability to utilize net operating loss carryforwards may be limited.

Our ability to utilize net operating loss carryforwards may be limited.

The net operating loss carryforwards (“NOLs”) of the Company as of September 30, 2010, equal to approximately $9 million, may be restricted under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Section 382 of the Code imposes limitations on a corporation’s ability to utilize NOLs to offset taxable income if the corporation experiences an “ownership change.” In general terms, an “ownership change” may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382, which is generally the fair market value of the pre-change entity multiplied by the long-term tax exempt rate, which is published monthly by the Internal Revenue Service.